                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-91296
                                                      REGISTRATION NO. 333-59884
                              ZERO COUPON CONVERTIBLE SENIOR DEBENTURES DUE 2021
                                                           CUSIP NO. 629568 AE 6


NABORS INDUSTRIES, INC.                                   NABORS INDUSTRIES LTD.

               PROSPECTUS SUPPLEMENT NO. 2 DATED OCTOBER 7, 2002
                        TO PROSPECTUS DATED JULY 2, 2002

         The selling securityholders table on pages 10 through 13 of the prospectus is amended by this supplement no. 2 to add the following entities as selling securityholders:

                                 ZERO COUPON CONVERTIBLE DEBENTURES
SELLING SECURITYHOLDER                         DUE 2021                                       SHARES OF COMMON STOCK
----------------------     ----------------------------------------------     ---------------------------------------------------
                            AMOUNT HELD      AMOUNT        % DEBENTURES          NUMBER OF        NUMBER OF         NUMBER OF
                              BEFORE         OFFERED        OUTSTANDING         SHARES HELD     SHARES OFFERED     SHARES HELD
                            OFFERING(1)     FOR SALE      BEFORE OFFERING     BEFORE OFFERING   FOR SALE(1)(2)  AFTER OFFERING(1)
                           -------------  ------------    ---------------     ---------------   --------------  -----------------
Arbitex Master
  Fund L.P.(3)              $ 5,000,000    $ 5,000,000             *               164,228           35,372           128,856
Bankers Life Insurance
  Company of New York       $    65,000    $    65,000             *                   459              459              0
IL Annuity and
  Insurance Company         $24,935,000    $24,935,000          1.81%              176,402          176,402              0

         The table is further amended to reduce the amounts beneficially owned and offered for sale by Allstate Life Insurance Company to zero.


--------------------
 *  Less than 1%

(1) Assumes all debentures or common stock issuable upon their conversion or repurchase are sold in the offering. Under such assumption, the amount of debentures to be owned by the holder of debentures after the completion of the offering is zero.

(2) Assumes conversion of the full amount of debentures by each holder at the conversion rate of 7.0745 shares of common stock per $1,000 principal amount of debentures at maturity. In accordance with the indenture, no fractional shares will be issued upon conversion.

(3) Arbitex Master Fund L.P. also owns $12,000,000 principal amount of Nabors zero coupon convertible debentures due 2020 (convertible into common shares of Nabors Industries Ltd. at the conversion rate of 10.738 common shares per $1000 principal amount of debentures at maturity). The Number of Shares Held Before the Offering assumes full conversion of each series of debentures held by Arbitex Master Fund L.P. in accordance with the applicable referenced conversion rates.